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                     VOTING AGREEMENT AND IRREVOCABLE PROXY

         Until the fifth anniversary of the date hereof, Corona Corporation ("Corona") hereby irrevocably agrees to vote all of its shares of common stock (the "Common Stock") of Global Capital Partners, Inc. (the "Company") which Corona (x) currently owns of record, (y) becomes the owner of record after the date hereof, or (z) for which it has in any manner the right to vote, on the record date for a vote (or solicitation of consents) of the Company's shareholders, as may be directed by the Board of Directors of the Company on all matters on which the shareholders of the Company are required or requested to vote (or issue consents), whether at a meeting or by written consent. The foregoing voting agreement shall be personal to Corona and any person or entity affiliated with Corona and shall not bind any bona fide, non-affiliated third party transferee of the shares. By its execution hereof and in order to secure the obligations of Corona hereunder, Corona hereby irrevocably constitutes and appoints Martin A. Sumichrast and, if Mr. Sumichrast shall be unavailable, the Chief Executive Officer of the Company, and either of them, as its true and lawful attorney-in-fact, with full power of substitution, to: (i) vote, in accordance with the foregoing voting agreement, all shares of Common Stock which Corona may be entitled to vote upon the election of directors and any other matter that may be properly presented for a vote of shareholders at any annual or special meeting of shareholders of the Company, and (ii) vote, in accordance with the foregoing voting agreement, by means of a written consent of shareholders, all shares of Common Stock which Corona may be entitled to vote upon the election of directors and any other matter that may be properly presented for the consent of shareholders by written consent in lieu of a vote taken at any annual or special meeting of shareholders of the Company and (iii) execute, acknowledge, swear to and file in the name, place and stead of Corona any consent, approval, or other documents to be executed by the shareholders in connection with such votes. The Proxy granted hereby is irrevocable and shall be deemed coupled with an interest in the above described voting agreement for the term stated herein and it shall survive any insolvency of Corona. Notwithstanding anything herein to the contrary, in the event the Common Stock of the Company is delisted from the NASDAQ National Market or otherwise stops trading on such market for any reason (for purposes hereof, the effective date of such event shall be referred to as the "Delisting Date"), Corona shall have the right at any time thereafter to cancel and terminate this Irrevocable Proxy immediately upon notice to the Company. The Company shall notify Corona of any pending, threatened or actual Delisting Date or proposed delisting, and, at all times after the Delisting Date, shall not have any right to vote the shares subject to this Irrevocable Proxy without the consent of Corona.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of December 8, 2000.

CORONA CORPORATION                          GLOBAL CAPITAL PARTNERS, INC.


By:      /S/ REID BREITMAN                  By:      /S/ MARTIN A. SUMICHRAST
   ---------------------------------           ------------------------------
         Reid Breitman, President                    Martin A. Sumichrast,
                                                     President


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